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                                                                    Exhibit 99.1
[Logo of Sorrento Networks]
                                                                   News Release

              Sorrento Networks Completes Acquisition of LuxN, Inc.

San Diego, CA - August 11, 2003 - Sorrento Networks (Nasdaq NM: FIBR), a supplier of optical networking equipment for carriers and enterprises worldwide, today announced that it has successfully closed the acquisition of LuxN, Inc. On June 26, 2003, Sorrento had announced its plan to acquire LuxN.

LuxN supplies optical access equipment for the network edge using coarse and dense wavelength division multiplexing (CWDM and DWDM) technology. LuxN's OSMINE-certified products enable delivery of high-bandwidth data, storage, video, and voice services for service providers, cable MSOs, and enterprises.

The acquisition expands Sorrento's addressable market by adding "best-of-breed" optical access products to Sorrento's metro/regional portfolio and enhances the Company's edge-to-core network offerings. The union also broadens Sorrento's 30-plus blue-chip customer base by adding over 20 new customers including Time Warner Telecom, Hawaii I-Net, Yipes Enterprise Services, and numerous universities.

"LuxN is a key step in our growth strategy, which is to thoughtfully but aggressively expand our product and customer base," stated Phil Arneson, chairman and chief executive officer of Sorrento Networks. "LuxN's feature-rich products enable incremental cross-selling revenue opportunities with Sorrento's account base, and vice versa. Many customers have already expressed strong interest in evaluating the expanded product family. Additionally, the combined product line allows Sorrento to capture customers new to both companies."

"Besides facilitating new revenue, the merger enhances Sorrento's balance sheet with additional cash, marketable inventory, and an increase in stockholders' equity," commented Joe Armstrong, chief financial officer of Sorrento Networks. "Given that LuxN has invested over $125 million in the past five years to develop its products and customer base, Sorrento is fortunate to acquire them on such attractive terms."

Tom Alexander, president and chief executive officer of LuxN, will take a lead role in the integration of the two firms. He remarked, "Our respective sales teams and customers are very excited about the complementary nature of the product lines. We are now able to provide a much more comprehensive portfolio to address networking needs from the edge to the core - which is what customers increasingly want. In addition to having a larger addressable market, together we are better positioned to compete with larger vendors and win new business as the telecom market recovers."

Sorrento acquired LuxN for a combination of stock, warrants, and cash previously held by LuxN. Stockholders of LuxN were given the option of exchanging shares of LuxN stock for either their pro-rata portion of LuxN's net cash or shares of Sorrento's common stock. Stockholders with an aggregate pro-rata portion of $3.8 million of LuxN's net cash elected to receive Sorrento's common stock. In addition to the cash or Sorrento common stock, stockholders of LuxN have the right to receive warrants to purchase an aggregate of 400,000



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shares of Sorrento common stock, with an exercise price of $3.05 per share. The warrants will be held in escrow for a period of six months to satisfy any successful indemnification claims. At closing, Sorrento issued approximately 1.4 million shares of common stock with the remaining approximately 500,000 shares of common stock to be issued subject to stockholder approval. Additional details will be forthcoming in Sorrento's SEC filings.

About Sorrento Networks
Sorrento Networks, headquartered in San Diego, CA, makes optical networking equipment for carriers and enterprises worldwide. Sorrento's products help customers increase profitability by improving transport efficiency and expanding the addressable market of their fiber networks. Sorrento's customer base and market focus includes cable TV operators, telecom carriers, and service providers. Sorrento's products are also used for storage area networking (SAN) and enterprise private networking. Additional customer, product, and financial information about Sorrento Networks can be found at www.sorrentonet.com.

Forward-Looking Statements
Except for historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties. Words such as "plans," "expects," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The occurrence of actual events may differ materially due to a variety of factors, including without limitation the following: (1) Sorrento Networks' ability to fund its operations until such time that revenue and orders improve, including its ability to raise additional equity or debt financing; (2) unanticipated technical problems relating to Sorrento Networks' products; (3) Sorrento Networks' ability, or lack thereof, to make, market and sell optical networking products that meet with market approval and acceptance; (4) the greater financial, technical and other resources of Sorrento Networks' many, larger competitors in the marketplace for optical networking products; (5) changed market conditions, new business opportunities or other factors that might affect Sorrento Networks' decisions as to the best interests of its shareholders; (6) the ability to successfully integrate LuxN and Sorrento Networks and to achieve expected synergies; and (7) other risks detailed from time to time in Sorrento Networks' reports filed with the U.S. Securities and Exchange Commission.

Sorrento Investor Contact
Joe Armstrong
(858) 450-4934
jarmstrong@sorrentonet.com

Sorrento Media Contact
Demetri Elias, Ph.D.
(858) 450-4938
delias@sorrentonet.com

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